<SEQUENCE>1
<FILENAME>ista_13g.txt


                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. )
                            Overseas Shipholding Group, Inc
                -----------------------------------------------
                                (Name of Issuer)
                                  Common Stock
                -----------------------------------------------
                         (Title of Class of Securities)
                                   690368105
                -----------------------------------------------
                                 (CUSIP Number)
                                   11/06/2012
                -----------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------
CUSIP No. 690368105

- ------------------------------
1. NAME OF REPORTING PERSON
   Oslo Asset Management ASA, OAM
- --------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   Not Applicable
   (a) [ ]
   (b) [ ]
- ---------------------------------------------------------------------------
3. SEC USE ONLY

- ---------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Norway
- ---------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
         5. SOLE VOTING POWER
            2919700
- ---------------------------------------------------------
         6. SHARED VOTING POWER
            None
- ----------------------------------------------------------
         7. SOLE DISPOSITIVE POWER
            2919700
- -------------------------------------------------
         8. SHARED DISPOSITIVE POWER
            None
- ---------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2919700
- ---------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    Not Applicable
- ---------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    9,45
- ---------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON
    IA
- ---------------------------------------------------------------------------

CUSIP No. 690368105
- ------------------------------
Item 1(a) Name of Issuer:
Overseas Shipholding Group, Inc
Item 1(b) Address of Issuer's Principal Executive Offices:
666 Third Avenue
New York
NY 10017

Item 2(a) Name of Person(s) Filing:

Oslo Asset Management ASA
Item 2(b) Address of Principal Business Office:

Fjordalleen 16
0115 Oslo
Norway

Item 2(c) Citizenship:
Norwegian public limited company

Item 2(d) Title of Class of Securities:
Common Stock

Item 2(e) CUSIP Number:
690368105

Item 3 Type of Person:
(e) OAM is an Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(F).

Item 4 Ownership:
(a)   Amount beneficially owned:
      2919700
(b)   Percent of class:
      9,45
(c)   Number of shares as to which such person has:
(i)   Sole power to vote or to direct the vote:
      2919700
(ii)  Shared power to vote or to direct the vote:
      None
(iii) Sole power to dispose or direct the disposition of:
      2919700
(iv)  Shared power to dispose or direct the disposition of:
      None

Item 5 Ownership of Five Percent or Less of a Class:
       Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:
       Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

CUSIP No. 690368105
- ------------------------------
Item 8 Identification and Classification of Members of the Group:
Not Applicable

Item 9 Notice of Dissolution of Group:
Not Applicable

Item 10 Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 10/30/2012

Oslo Asset Management

By: /s/ Annar Schiander
---------------------------
Annar Schiander
Chief Compliance Officer